                                                                   EXHIBIT 23(e)



INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of TUC Holding Company on Form S-4 of our reports on ENSERCH Corporation and subsidiaries and Enserch Exploration, Inc. and subsidiaries dated February 9, 1996 and of our report on Lone Star Energy Plant Operations, Inc. dated June 19, 1996, incorporated by reference in the Joint Proxy Statement for Texas Utilities Company and ENSERCH Corporation and Prospectus for TUC Holding Company ("Joint Proxy Statement/Prospectus") which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such Joint Proxy Statement/Prospectus.



DELOITTE & TOUCHE LLP
Dallas, Texas
September 20, 1996